CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder Tax Free Trust, comprised of Scudder Limited Term Tax Free Fund and Scudder Medium Term Tax Free Fund, of our reports dated December 4, 1998 and February 16, 1999, respectively, on the financial statements and financial highlights appearing in the October 31, 1998 and December 31, 1998 Annual Reports to the Shareholders of Scudder Limited Term Tax Free and Scudder Medium Term Tax Free Fund, which are also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the headings "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.






PricewaterhouseCoopers LLP
Boston, Massachusetts
February 26, 1999